Exhibit 99.1

ACE*COMM Corporation Reports Second Consecutive Profitable Quarter

Gaithersburg, MD – January 23, 2003 - ACE*COMM Corporation (NASDAQ:ACEC), the innovator of Convergent Mediation™ and provider of Next Generation Network (NGN) Operations Support Systems (OSS) technologies, today reported financial results for the second quarter of fiscal year 2003, which ended December 31, 2002.

The Company reported revenues of $4.1 million for the quarter, which compares to $4.6 million for the same quarter in fiscal year 2002. Net income for the quarter was $81,000, or a net income of $0.01 per fully diluted share, compared to a net loss of $958 thousand, or a net loss of $0.10 per fully diluted share for the same quarter in fiscal year 2002. The improvement in net income over the corresponding quarter last year was the result of an aggressive cost reduction plan implemented in fiscal 2001 and higher gross margins which were the results of an improving product mix.

For the first six months of fiscal 2003, the Company recorded revenues of $8.2 million, compared to $9.0 million for the first six months of fiscal 2002. The net income and earnings per fully diluted share were $172,000 and $0.02, respectively, compared to a net loss and loss per fully diluted share of $2.4 million and $0.26 for the same six months of fiscal 2002.

In addition, cash improved by over $1.0 million in the quarter ended December 31, 2002, including an investment by a new strategic partner completed during the quarter. No significant new reductions in staff or other expenses were made during the quarter. The Company believes this quarter further demonstrates that it can continue to be profitable at the $4-5 million quarterly revenue level, despite the current depressed market.

“In this period of continuing adversity, the ACE*COMM team performed solidly to deliver consistent revenue, continuing decreases in operating costs, and ongoing value to our customers,” said George T. Jimenez, Chairman and CEO of ACE*COMM. Financial highlights include:

•	A profit for the second consecutive quarter;

•	Positive cash flow in three of the last four quarters; and

•	A strategic investment.

Continued Mr. Jimenez: “Given that the telecom climate remains challenging, I am generally pleased with our ability to make money in this very tough environment. Our efforts are now focused on restoring growth while maintaining this profitability. Our business highlights for the past two quarters underscore this commitment:

•	We announced an expanded relationship with Westlake Global Technology Solutions which included their acquisition of approximately 5 percent of the common shares of ACE*COMM.

•	Separately, Westlake purchased US$1 million of ACE*COMM Convergent Mediation ™ technology for their customers in China, and signed a master reseller agreement covering the Asia-Pacific region. This will expedite the Company’s efforts to penetrate the Chinese telecommunications marketplace.

•	We announced additional business with CODETEL CxA (Compania Dominicana de Telefonos), a division of Verizon, which is generally indicative of our increasing business in the Latin American markets.

•	We received orders from three customers, totaling over $1.0 million, for continuing support and maintenance over a three-year period.

•	We added a new telecom carrier customer in China.”

“Today’s state of the telecom industry has forced our customers to return to business fundamentals,” added Steven R. Delmar, Chief Financial Officer for ACE*COMM. “Industry research indicates that Operational Support Systems (OSS) for all classes of carriers and enterprises will become increasingly critical to the telecom recovery, for their capacity to reduce operating expenditures, capital expenditures, and customer churn. We plan to be an active participant in the opportunities that become available as the market rebounds. We believe that our ongoing technology developments enable us to offer the revenue-enhancing and cost-reducing solutions that will in turn drive our market growth as the industry – and our target markets - recover.”

ACE*COMM will host an earnings teleconference call this evening, Thursday, January 23, 2003 at 5:30 p.m., Eastern Standard Time, to discuss the second quarter results.

To participate, please call (800) 606-8940. When prompted, enter the ACE*COMM reservation number 6382831. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.companyboardroom.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on January 23, 2003.

About ACE*COMM

ACE*COMM is a global provider of advanced Convergent Mediation™ products and Enterprise Telemanagement software applications. ACE*COMM’s solutions are employed in wired and wireless networks that deliver voice, data, mixed media and Internet communications. Their proven technology provides the ability to capture, secure, validate, and enhance data from multiple networks. These operations are performed interactively with a data warehouse, and processed information is distributed in near real-time, to all types of carrier OSS (Operations Support Systems) and BSS (Business Support Systems). Solutions are matched to each customer’s business environment. They provide the analytical tools required to extract knowledge from operating networks - knowledge our customers use to generate more revenue, reduce costs, accelerate time-to-market for new services, and deliver more effective customer support.

For more than 20 years, ACE*COMM technology has been effectively deployed in over 3500 installations in more than 65 countries world-wide - including over 100 installations in China - enabling the success of customers and partners such as AT&T, Cisco, Marconi, Motorola, Alcatel, General Dynamics, TRW, Unisys and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual future events to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

ACE*COMM CORPORATION
BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2002	2002

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,577	$3,530
Accounts receivable, net	5,243	3,866
Inventories, net	902	1,122
Prepaid expenses and other	313	211

Total current assets	10,035	8,729
Property and equipment, net	1,310	1,659
Other assets	9	14

Total assets	$11,354	$10,402

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$1,150	$209
Accounts payable	700	663
Accrued expenses	401	582
Accrued compensation	1,085	1,340
Deferred revenue	1,058	1,233

Total current liabilities	4,394	4,027
Borrowings	—	11
Other liabilities	—	33

Total liabilities	4,394	4,071

Stockholders’ equity:
Common stock	98	93
Additional paid-in capital	21,914	21,462
Accumulated deficit	(15,052)	(15,224)

Total stockholders’ equity	6,960	6,331

Total liabilities and stockholders’ equity	$11,354	$10,402

ACE*COMM CORPORATION
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the six months ended

	December 31,		December 31,

	2002	2001	2002	2001
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$4,071	$4,601	$8,162	$8,997
Cost of revenue	1,871	2,277	3,644	4,653

Gross profit	2,200	2,324	4,518	4,344
Selling, general and administrative	2,028	2,971	4,180	6,132
Research and development	55	170	93	442
Provision for doubtful accounts	30	160	60	209

Income (loss) from operations	87	(977)	185	(2,439)
Interest (expense) income	(6)	19	(13)	43
Income (loss) before income taxes	81	(958)	172	(2,396)
Income tax benefit	—	—	—	—

Net income (loss)	$81	$(958)	$172	$(2,396)

Basic net income (loss) per share	$0.01	$(0.10)	$0.02	$(0.26)

Diluted net income (loss) per share	$0.01	$(0.10)	$0.02	$(0.26)

Shares used in computing net income (loss) per share:
Basic	9,311	9,299	9,317	9,291

Diluted	9,334	9,299	9,329	9,291